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                                                                    Exhibit 21.1

SeaChange International, Inc.
List of Significant Subsidiaries

Subsidiary Name                                   Subsidary Jurisdiction
---------------                                   ----------------------
SeaChange Asia Pacific Operations Pte. Ltd.       Singapore
GuestServe Networks, Inc. (1)                     Delaware

(1) Wholly-owned subsidiary of SeaChange Asia Pacific Operations Pte. Ltd.